Exhibit 99.1

     CIRCULATING TUMOR CELLS: A NOVEL PROGNOSTIC FACTOR FOR NEWLY DIAGNOSED METASTATIC BREAST CANCER PUBLISHED IN THE JOURNAL OF CLINICAL ONCOLOGY

PR Newswire -- February 28, 2005

HUNTINGDON VALLEY, Pa., Feb. 28 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC) announced today that the results of a prospective study sponsored by Immunicon are published in the March 1, 2005 issue of the Journal of Clinical Oncology. The multi-institutional, double-blind trial used Immunicon platform and reagent technology to automate the isolation and enumeration of circulating tumor cells (CTCs). CTCs are cancer cells that detach from solid tumors and enter the blood stream and are implicated in the metastatic disease process. Veridex, LLC, a Johnson & Johnson company, has exclusive worldwide rights to commercialize products incorporating Immunicon technology in the cancer field. The study reports data from a subset of the 177 patients that was reported in the August 2004 issue of the New England Journal of Medicine. The subject of this study was to determine the relationship between the presence of circulating tumor cells (CTCs) and progression-free survival (PFS), and overall survival
(OS) of 83 patients with newly diagnosed metastatic breast cancer who were about to start first-line therapy. CTCs prior to and after the initiation of therapy were strong, independent prognostic factors of both PFS and OS. The authors concluded that the detection of CTCs before initiation of first-line therapy in patients with metastatic breast cancer is highly predictive of PFS and OS and that the technology can allow for appropriate patient stratification and design of tailored treatments.

"The results demonstrated that the detection of CTCs in patients who are about to start first-line treatment is associated with significant prognostic information and may lead to a reclassification of the disease," said lead author Massimo Cristofanilli, M.D., Associate Professor in the Department of Breast Medical Oncology at The University of Texas M. D. Anderson Cancer Center in Houston. "Furthermore, the persistence of CTCs at 3-4 weeks after the treatment is started continues to be significantly associated with prognosis. These data suggest the value of this technology in the identification of patients resistant to therapy and these patients could benefit from early treatment change and/or more investigational approaches."

"We are proud to have our work recognized in this prestigious journal and look forward to the use of our products by the medical community to improve the management of cancer patients," said Leon Terstappen, M.D., Ph.D., chief scientific officer of Immunicon.

Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell-based research and human diagnostic products with an initial focus on cancer disease management. The company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research, and may have application in other fields of medicine, such as cardiovascular and infectious diseases. http://www.immunicon.com

The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex, LLC; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness of the Company's products compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.

"Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. "CellSpotter" and "CellTracks" are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. "CellSearch" is a trademark of Johnson & Johnson. ALL RIGHTS RESERVED.


     Contact Information:                  Investors/Media:
     James G. Murphy                       The Ruth Group
     SVP of Finance & Administration, CFO  Greg Tiberend (media) 646-536-7005
     215-830-0777 ext. 121                 gtiberend@theruthgroup.com
     jmurphy@immunicon.com                 John Quirk (investors) 646-536-7029
                                           jquirk@theruthgroup.com

SOURCE  Immunicon Corporation
    -0-                             02/28/2005
    /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO of Immunicon Corporation, +1-215-830-0777 ext. 121, jmurphy@immunicon.com; or Media - Greg Tiberend, +1-646-536-7005, gtiberend@theruthgroup.com, or Investors - John Quirk, +1-646-536-7029, jquirk@theruthgroup.com, both of The Ruth Group, for Immunicon Corporation/
    /Web site:  http://www.immunicon.com